AMENDED AND RESTATED
                              SERVICE SUB-AGREEMENT

     AGREEMENT to be effective June 14, 2004, by and between PRINCIPAL MANAGEMENT CORPORATION (the "Manager") and Principal Life Insurance Company ("Principal Life").

     In consideration of the premises and mutual agreements herein contained, the Manager hereby appoints Principal Life to provide personal services to shareholders and beneficial owners as described herein and Principal Life agrees to act, perform or assume the responsibility therefore in the manner and subject to the conditions hereinafter set forth.

1.   SERVICES FURNISHED BY PRINCIPAL LIFE

     Principal Life will provide personal services to shareholders and beneficial owners of Advisors Preferred Class, Preferred Class, Advisors Select Class, Select Class and Advisors Signature Class (the "Plan Classes") shares of each Series of Principal Investors Fund, Inc. ("Fund") that currently exists or hereafter is created and that offers Plan Class shares. Personal services include:

(a) responding to plan sponsor and plan member inquiries; (b) providing information regarding plan sponsor and plan member investments;
(c) other similar personal services or services related to the maintenance of shareholder accounts as contemplated by NASD Rule 2830, or any successor thereto.

     In the carrying out of this function, Principal Life may contract with others, including companies affiliated with Principal Life, for data systems, processing services and other administrative services. Principal Life may at any time or times in its discretion appoint (and may at any time remove) other parties, including companies affiliated with Principal Life, as its agent to carry out such provisions of the Agreement as Principal Life may from time to time direct; provided, however, that the appointment of any such agent shall not relieve Principal Life of any of its responsibilities or liabilities hereunder.

2.   COMPENSATION FOR SERVICES

     The Manager will pay Principal Life service fees equal to 0.17% of the average daily net assets attributable to the Advisors Preferred Class, 0.15% of the average daily net assets attributable to each of the Select Class and Preferred Class shares, and 0.25% of the average daily net assets attributable to each of the Advisors Select Class and Advisors Signature Class shares for services provided pursuant to this agreement. Service fees under this Agreement will be calculated and accrued daily and paid monthly to Principal Life, or at such other intervals as the Manager and Principal Life may agree. For purpose of this Agreement , "service fees" shall mean payments in connection with the provision of personal, continuing services to investors in the Fund and/or the maintenance of shareholder accounts, excluding (i) transfer agent and sub-transfer agent services for beneficial owners of the Fund's shares, (ii) aggregating and processing purchase and redemption orders, (iii) providing beneficial owners with account statements, processing dividend payments, (iv) providing sub-accounting services for shares held beneficially, (v) forwarding shareholder communications to beneficial owners, and (vi) receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the NASD adopts a definition of "service fees" for purposes of NASD Rule 2830 (or any successor to such rule) that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fees" in this Section shall be automatically amended, without further action of the parties, to conform to such NASD definition.

3.   LIMITATION OF LIABILITY OF PRINCIPAL LIFE

     Principal Life shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on Principal Life's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

4.   TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Manager or by Principal Life.

5.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

6.   ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager and Principal Life for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392.

7.   MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.


            Principal Management Corporation


            By     /s/A. S. Filean
                   --------------------------------------------------------
                   Arthur S. Filean, Senior Vice President


            Principal Life Insurance Company


            By     /s/Ralph C. Eucher
                   --------------------------------------------------------
                   Ralph C. Eucher, Senior Vice President